Exhibit 10.2
THIRD AMENDMENT
TO THE
JAMES RIVER GROUP HOLDINGS, LTD.
2014 NON-EMPLOYEE DIRECTOR INCENTIVE PLAN
WHEREAS, James River Group Holdings, Ltd. (“Company”) previously adopted the James River Group Holdings, Ltd. 2014 Non-Employee Director Incentive Plan, as previously amended by a first amendment thereto dated April 30, 2019 and a second amendment thereto dated October 24, 2024 (“Plan”);
WHEREAS, the Company reserved the right to amend the Plan; and
WHEREAS, subject to the approval of shareholders, the Company authorized an amendment to the Plan to increase the number of the Company’s common shares available for issuance thereunder.
NOW, THEREFORE, the Company does hereby amend the Plan, effective as of the date this Third Amendment was approved by the shareholders of the Company, by deleting Section 4(a) in its entirety and substituting therefor the following:
“(a)    Shares Available. Subject to adjustment in accordance with Section 13(f), a total of four hundred seventy-five thousand (475,000) Shares shall be available for the grant of Awards under the Plan.  Shares issued under this Plan may be authorized and unissued Shares or issued Shares held as treasury Shares. The following Shares may not again be made available for issuance as Awards: (i) Shares not issued or delivered as a result of the net settlement of an outstanding Share Appreciation Right or Share Option, (ii) Shares used to pay the exercise price or withholding taxes related to an outstanding Share Option or Share Appreciation Right, or (iii) Shares repurchased on the open market with the proceeds of a Share Option exercise price.”
IN WITNESS WHEREOF, this Third Amendment is hereby executed by a duly authorized officer of the Company this 23rd day of October, 2025.

JAMES RIVER GROUP HOLDINGS, LTD.

By: /s/ Frank N. D'Orazio
Name: Frank N. D'Orazio
Title: Chief Executive Officer